Exhibit 10.12

Wan-Jen Hong, M.D.

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May 10, 2021

Re: Employment Terms

Dear Wan-Jen

Imago BioSciences, Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of Chief Medical Officer, effective as of May 24, 2021 (the date you commence employment with the Company, the “Start Date”), in which you will be responsible for such duties as are normally associated with such positions and such other duties as shall be assigned by Hugh Y. Rienhoff, Jr., the Chief Executive Officer. You will report directly to the CEO. Imago is headquartered in offices located in San Carlos and South San Francisco, California, but you will work remotely, notwithstanding all business travel as necessary or appropriate to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the annual rate of $400,000.00, less payroll deductions and all required withholdings, pro-rated for any partial employment hereunder. Your salary will be payable monthly in accordance with the Company’s standard payroll policy. There will be an annual review of your salary and benefits coinciding with the end of fiscal year 2021 (which is the same as the calendar year). In addition, the Company shall pay you a one-time signing bonus of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) (the “Signing Bonus”). The Signing Bonus will be paid by the Company with the first payroll following your Start Date.

In addition to the above, you will be eligible to receive an annual cash bonus of up to 35% of your annualized base salary (“Annual Bonus”) based upon the terms and conditions of the applicable Bonus Plan. The amount of any bonus pool, and of your individual bonus award, if any, will be determined by the Board, or its designee, in its sole and absolute discretion Any bonus awarded in connection with the Bonus Plan will be paid to you no later than March 15th of the calendar year immediately following the year for which it was awarded and will be subject to your continued active employment on the date bonuses are paid; provided, however, that in the event the Company terminates your employment at any time without Cause or you resign for Good Reason (each as defined below), you will receive the full Annual Bonus for the prior calendar year if not paid as of such date and a pro-rated Annual Bonus for the year in which your termination without Cause or resignation for Good Reason occurs.

You will be eligible for all employee benefits and benefit plans, such as medical insurance, sick leave, retirement, vacations, and holidays to the extent applicable generally to other executive officers of the Company. Such benefits shall include in each calendar year holidays set forth by the Company and 20 days or 160 hours of vacation; these hours accrue monthly of 13.33 hours per month. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time. You will be reimbursed for all reasonable expenses incurred by you in performance of your duties in accordance with the Company’s reimbursement policies. You will also be covered by the Company’s Directors and Officers Liability insurance during the term of your employment.

Subject to approval by the board of directors of the Company (the “Board”), you shall be granted an option, pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”), to purchase 1% of the Company’s Fully Diluted Shares (defined below). The Option will have an exercise price equal to the fair market value per share of the Company’s common stock on the date of grant, which is anticipated to be more than $0.50 per share. Twenty-five percent (25%) of the shares subject to the Option (rounded down to the next whole number of shares) shall vest on the first anniversary of the Start Date and 1/48th of the shares subject to the Option shall vest monthly thereafter so that one hundred percent (100%) of the shares subject to the Option are vested on the fourth anniversary of the Start Date, subject to your continued service to the Company through the applicable vesting date. The Option shall be an “incentive stock option” to the maximum extent permitted under applicable tax laws, shall have standard “early exercise” right and shall be subject to the terms and conditions of the Plan and related form of stock option agreement. For purposes hereof, “Fully Diluted Shares” shall be calculated by adding the number of outstanding shares of capital stock of the Company (on an as-converted to common stock basis) plus the number of shares of Company common stock or other securities (on an as-converted to common stock basis) that are subject to issuance under outstanding warrants or options without regard to any vesting or similar restrictions and including (without double counting) the number of shares of Company common stock that are reserved for future issuance (but not yet issued) under any equity incentive or similar plan (including but not limited to the Plan) or reserve that has been approved by the Board (including for clarity shares of preferred stock issuable in subsequent tranches or closing of existing financing agreements), in each case, as of immediately following (and including) the grant of the Option pursuant to this paragraph. Subject to the discretion of the Board, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

If your employment is terminated at any time by the Company without Cause (as defined below) or you resign from the Company for Good Reason (as defined below), then, in addition to any unpaid base salary earned through the termination date and any expenses owed to you and any accrued but unused paid time-off and subject to your (a) continued compliance with the Confidential Information and Invention Assignment Agreement and (b) delivery to the Company a general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit B (the “Release”) that becomes effective and irrevocable on or before the Release Expiration Date (as defined below), you shall be entitled to the following: (i) you shall receive a cash payment equal to nine (9) months of your base salary at the rate in effect immediately prior to your date of termination; such payment shall be made in a cash lump sum, less applicable withholdings, on the first payroll date following the date your Release becomes effective and irrevocable (or as otherwise provided in the Section 409A paragraph below); (ii) during the period commencing on your date of termination and ending on nine (9) month anniversary thereof or, if earlier, the date on which you become eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of

1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to you and your dependents, at the Company’s sole expense, or (B) reimburse you and your dependents for coverage under its group health plan (if any) at the same levels in effect on your date of termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); (iii) the vesting and exercisability of all of your equity awards shall be accelerated by six (6) months with respect to unvested shares subject thereto effective as of immediately prior to the date of your termination of employment; and (iv) if and only if such qualifying termination of employment occurs during a Change in Control Period (as defined below), the vesting and exercisability of all of your equity awards shall be accelerated with respect to 100% of the unvested shares subject thereto effective as of immediately prior to the date of your termination of employment. To give effect to the foregoing, upon your date of qualifying termination, (i) the vested portion of such equity awards shall remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (ii) your outstanding equity awards shall cease vesting, and (iii) the unvested shares subject to your outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) three (3) month anniversary of the your date of termination (the “Equity Award Period”). In the event a Change in Control has not been consummated by end of the Equity Award Period, then the unvested portion of your equity awards shall terminate immediately without further action as of such date.

For the purposes of this letter agreement, “Cause” shall mean (A) your willful refusal to perform in any material respect your duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Company; (B) your repeated unexplained or unjustified absence from the Company (it being understood that you’re working remotely as provided above will not constitute “cause” within the meaning of this clause (B)); (C) intentional misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your conviction of or entry of a plea of nolo contendere to a felony and/or (E) your material breach of any provision of the Confidential Information and Invention Assignment Agreement which causes material and demonstrable harm to the Company. Notwithstanding the foregoing, the occurrence of an event or action with respect to subclauses (A), (B) and (E) above shall not constitute “Cause” unless you are given 30 days to cure an event or action if curable following receipt of a written notice from the Company describing the alleged Cause.

For purposes of this letter agreement, “Change in Control” shall have the same meaning as defined in the Company’s 2012 Equity Incentive Plan, as amended. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to any compensation or benefit that is subject to Section 409A of the Code. For purposes of this letter agreement, “Change in Control Period” shall mean any time after the date that is three (3) months prior to a Change in Control.

For the purposes of this letter agreement, “Good Reason” shall mean any of the following actions or omissions taken by the Company: (i) a material diminution in your title, authority, duties, responsibilities, base compensation or target bonus (ii) material breach of this offer letter agreement. Notwithstanding the foregoing, the occurrence of an event or action shall not constitute “Good Reason” unless (X) you provide advance written notice of your resignation from the Company within ninety (90) days of the initial occurrence of the event or action giving rise to Good Reason, (Y) the notice specifies that your resignation is effective not less than thirty (30) days, nor more than sixty (60) days, after the date of the written notice, and (Z) the Company fails to remedy the basis for Good Reason prior to the date of the resignation specified in the written notice.

The intent of the parties is that the payments and benefits under this letter agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued, and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith. To the extent that any provision of this letter agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code. No amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this letter unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements payable pursuant to this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this letter agreement to the contrary, if you are deemed by the Company at the time of your “separation from service” to be a “specified employee” for purposes of Section 409A of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this offer letter is required in order to avoid a prohibited distribution under Section 409A of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A of the Code period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this offer letter shall be paid as otherwise provided herein. In relation to your severance set forth above, the Company shall deliver the Release to you within ten (10) business days following your date of termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release. In any case where your date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) due under this offer letter as a result of your termination of employment are delayed pursuant to this paragraph, such amounts shall be paid in a lump sum on the first payroll date following the date that you execute and do not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to foregoing sentence, on the first payroll period to occur in the subsequent taxable year, if later. For purposes of this letter agreement, “Release Expiration Date” shall mean (i) if you are under 40 at the date of termination, the date that is seven (7) days upon which the Company timely delivers the Release to you, and (ii) if you are over 40 at the date of termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to you, or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company that will impact your ability to perform your duties, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required to (i) sign and comply with a Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Confidential Information and Invention Assignment Agreement”), which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized member of the Board.

If you accept this offer, this letter and the Confidential Information and Invention Assignment Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Invention Assignment Agreement or contrary to those contained in this letter or the

Confidential Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with the laws of the State of California without regard to any conflicts of laws principles. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and a duly authorized member of the Board.

(Signature Page Follows)

Exhibit 10.12

Please sign, date, and return this letter to me if you wish to accept employment at the Company under the terms described above. This offer will expire if not accepted by you by 1 January 2021. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

I look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

IMAGO BIOSCIENCES, INC.

By:	/s/ Hugh Young Rienhoff, Jr.

Name:	Hugh Young Rienhoff, Jr.

Title:	Chief Executive Officer

Accepted by:

/s/ Wan-Jen Hong, M.D.
Wan-Jen Hong, M.D.

11-May-2021
Date

Exhibit A

Confidential Information and Invention Assignment Agreement

Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit B

Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)